Exhibit 10.23

[LETTERHEAD OF GMH COMMUNITIES]

February 11, 2008

353 Associates, LP

c/o GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA 19073

Re:                             Lease of Space by GMH Military Housing, LLC in 10 Campus Boulevard

Dear Ladies and Gentlemen:

GMH Military Housing, LLC (“Tenant”) currently leases space in 10 Campus Boulevard, Newtown Square, Pennsylvania (the “Building”) pursuant to the terms of that certain Lease Agreement dated November 2, 2004 by and between 353 Associates, LP, as landlord (“Landlord”) and Tenant, as tenant (the “Lease”).

Tenant wishes to modify certain provisions of the Lease to (i) change the square footage of the premises leased by Tenant in the Building in a manner consistent with the anticipated needs of Tenant, (ii) reduce the term of the Lease to expire on the first anniversary of the Closing Date (as such term is defined in the Securities Purchase Agreement by and among GMH Communities Trust, GMH Communities, LP and Balfour Beatty, Inc. dated February 11, 2008), and (iii) provide for the continued use by Tenant of conference rooms and common facilities within the Building.  The parties will use commercially reasonable efforts to execute and deliver an amendment to the Lease setting forth the above terms as soon as practicable.

If these terms and conditions are acceptable to you, please have this letter executed on behalf of Landlord where indicated below and return a signed copy of this letter to me at your earliest convenience.

Sincerely,

GMH Military Housing, LLC

By:	/s/ Denise Hubley

Acknowledged and Agreed to:

353 Associates, LP

By: 353 Associates GP, LLC

By:	/s/ Joseph M. Macchione